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                                                                     Exhibit 3.6



                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                           SCRIPTGEN PHARMACEUTICALS, INC.

     SCRIPTGEN PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

     1. The name of the Corporation is Scriptgen Pharmaceuticals, Inc. The corporation was originally incorporated under the name ScripTech
Pharmaceuticals, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 17, 1992.

     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation as heretofore supplemented or amended.

     3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

     ARTICLE FIRST: The name of the corporation is Scriptgen Pharmaceuticals, Inc. (the "Corporation").

     ARTICLE SECOND: The address of the registered office of the Corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at such address shall be The Corporation Trust Company.

     ARTICLE THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     ARTICLE FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 39 million (39,000,000) shares, consisting of 35 million (35,000,000) shares of common stock, $.01 par value per share (the "Common Stock"), and four million (4,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock"). Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. A description of the different classes and series of the Corporation's capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows:




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          (a)  COMMON STOCK

               (i) VOTING RIGHTS. Except as otherwise provided by the General Corporation Law of the State of Delaware or in this Article FOURTH (or in any certificate of designation establishing a series of Preferred Stock), the holders of Common Stock shall exclusively possess all voting power. Each holder of record of issued and outstanding Common Stock shall be entitled to one (1) vote on all matters for each share so held.

               (ii) DIVIDENDS. Subject to the rights and preferences, if any, of the holders of Preferred Stock, each issued and outstanding share of Common Stock shall entitle the record holder thereof to receive an equal portion of cash dividends and distributions out of funds legally available therefor, when, as and if declared by the Board of Directors, in such amounts and at such times as the Board of Directors shall determine.

              (iii) LIQUIDATION. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class of capital stock having preference over the Common Stock in such circumstances the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of capital stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holdings.

          (b)  PREFERRED STOCK

          The Board of Directors of the Corporation is authorized by resolution or resolutions, from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of one or more of the following:

               (i) the distinctive designations of each such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

               (ii) the annual rate or amount of dividends payable on shares of such series, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and the dates when such


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          dividends shall be payable, the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series, the relative rights of priority, if any, of payment of dividends on shares of that class or series, and the participating or other special rights, if any, with respect to such dividends;

              (iii) whether such series will have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of the exercise of such voting rights;

               (iv) whether the shares of such series shall be redeemable or callable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed or called, which price may vary under different conditions and at different redemption or call dates;

               (v) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

               (vi) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

              (vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

             (viii) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of stock;

               (ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation, or any subsidiary thereof, of, the Common Stock or any other class (or other series of the


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          same class) ranking junior to the shares of such series as to dividends or upon liquidation, dissolution or winding up; and

               (x) the conditions and restrictions, if any, on the creation of indebtedness of the Corporation, the issue of any additional stock ranking on parity with or prior to the shares of such series as to dividends or upon liquidation, dissolution or winding up.

     All shares within each series of Preferred Stock shall be alike in every particular, except with respect to the dates from which dividends, if any, shall commence to accrue.

     ARTICLE FIFTH:  The Corporation is to have perpetual existence.

     ARTICLE SIXTH: In addition to, and not by way of limitation of, the powers granted to the Board of Directors by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal all or any of by-laws of the Corporation.

     ARTICLE SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

     ARTICLE EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

     ARTICLE NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholder or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


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     ARTICLE TENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute and by this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

     ARTICLE ELEVENTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     ARTICLE TWELFTH: The Corporation shall provide indemnification to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     ARTICLE THIRTEENTH: If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.








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